AGREEMENT TO SATISFY OBLIGATIONS

         This Agreement to Satisfy Obligations (this "Agreement") is entered into effective September 15, 2003, between Christenson Technology Services, Inc. ("Maker"), JMW Capital Partners, Inc. ("Holder"), and Microfield Group, Inc. ("Microfield").

                                    RECITALS

         A. Maker and Holder are parties to the First Amendment of Promissory Note effectively dated February 15, 2003, evidencing certain obligations owed to Holder in the amount of $149,386.03 (the "Note").

         B. Maker and Holder wish to provide for the satisfaction of the obligations due from Maker to Holder as more particularly described below.

         C. Microfield has outstanding warrants with certain principals of Holder pursuant to the terms of six Amended and Restated Stock Purchase Warrants to Purchase Shares of Common Stock of Microfield Graphics, Inc. represented by Warrant Numbers 2000-W-4, 2000 W 6, 2000 W 7, 2000 W 8, 2000 W 10, 2000 W-11,
which represent all of the outstanding warrants held by Robert J. Jesenik, Thomas A. Sidley, and Brian A. Oliver. (collectively the "Warrants"). Holder and those principals have requested that, in consideration of the acceptance of the Stock as defined below, Microfield extend the Expiration Date, as defined in Warrants, to June 30, 2007. Microfield has agreed to extend these Warrants.

         NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties to this Agreement agree as follows:

                                    AGREEMENT

         1. PRINCIPAL AND INTEREST. As of the date hereof, Maker owes Holder under the terms of both the Note and the Transfer Agreement the total amount of One Hundred Fifty Thousand Dollars ($150,000).

         2. PAYMENT AND CANCELLATION. The Note shall be cancelled and marked paid in full upon the issuance of 357,143 shares of Series 2 Preferred Stock of Microfield ("Stock") to Holder.

         3. FULL AND COMPLETE SATISFACTION. Holder agrees that upon issuance of the 357,143 shares of the Stock to Holder all obligations evidenced by the Note will be fully satisfied.

         4. WARRANT EXTENSION. Microfield, at the request and direction of Holder, agrees to take all necessary steps to extend the Expiration Date for the Warrants to June 30, 2007.











1 - AGREEMENT TO SATISFY OBLIGATIONS
PDX/112816/141153/DLH/1395184.1

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CHRISTENSON ELECTRIC, INC.                  CHRISTENSON TECHNOLOGY
                                            SERVICES, INC.



By: /s/ ROBERT JESENIK                      By: /s/ ROBERT JESENIK
   --------------------------------            --------------------------------
    Robert Jesenik, President                   Robert Jesenik, President



MICROFIELD GROUP, INC.



By: /s/ STEVEN M. WRIGHT
   --------------------------------
    Steven M. Wright, President





































1 - AGREEMENT TO SATISFY OBLIGATIONS
PDX/112816/141153/DLH/1395184.1